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FOR IMMEDIATE RELEASE

CONTACTS:             James L. Knighton             Judith Rossi
                      Chiron Corporation            Chiron Diagnostics
                      510.923.6055                  508.660.4875

    CHIRON SELLS DIAGNOSTICS SUBSIDIARY TO BAYER FOR OVER $1.1 BILLION
                    IN CASH AND GRANTS LICENSES TO PATENTS

EMERYVILLE, CA, SEPTEMBER 17, 1998 - Chiron Corporation (NASDAQ: CHIR) and the Bayer Group announced today that the two companies have signed a definitive purchase agreement under which Chiron will sell its IN VITRO diagnostics subsidiary, Chiron Diagnostics Corporation, to Bayer. Exiting the diagnostics systems business will accelerate Chiron's refocusing on its key markets of therapeutics, vaccines and blood testing. The transaction is expected to be completed by the end of 1998.

The sale provides up front cash payments in excess of $1.1 billion. In addition, Chiron will license certain intellectual property pertaining to hepatitis C (HCV) and human immunodeficiency virus (HIV) for use in nucleic acid diagnostics worldwide to Bayer in exchange for future royalties. Chiron also retains the right to grant further licenses of this intellectual property to others or to exploit it itself, subject to certain limitations. Additionally, Chiron retains its two blood testing businesses: its joint business Ortho Clinical Diagnostics, and Chiron's new collaboration with Gen-Probe Inc., to develop nucleic acid products for blood testing.

"This agreement reveals clearly the value Chiron has created in the area of diagnostics," said Sean Lance, Chiron's president and chief executive officer. "When you add the value of the agreement with Bayer, the potential for further licensing and profit streams from additional third parties, and couple that with the value being created by our existing and expanding opportunities in blood testing, the total estimated value to Chiron, from the diagnostic area alone, is well in excess of $2 billion."

Lance further added, "This highlights the value of Chiron's innovation capability and its existing intellectual property assets. We are a technology rich company and companies like Bayer have recognized the power and value of that technological foundation. This agreement demonstrates some of the diverse ways we will enrich corporate value using our technology."


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CHIRON SELLS DIAGNOSTICS BUSINESS TO BAYER
PAGE TWO

Chiron Diagnostics, a business unit of Chiron Corporation, is headquartered in Walpole, Massachusetts and is an international leader in IN VITRO diagnostics focusing on critical blood analysis, clinical chemistry, endocrinology, infectious disease, allergy, and oncology. The company has operations in 20 countries, sells its products in more than 90 countries, and employs approximately 3,000 people.

"Over the past months, we investigated a number of strategic options for our diagnostics businesses," said Richard Barker, president of Chiron Diagnostics. "The Bayer/Chiron combination was the most strategically sound, given the breadth and depth Bayer brings to the market place. In particular, Bayer will offer our customers the best integrated solution for the central lab, the strongest technology portfolio in the fastest growing diagnostic segment, probes; and the strongest platform for growth in point of care testing."

BLOOD TESTING OPPORTUNITY

This transaction also provides Chiron an opportunity to further articulate its strategic direction in the blood testing market. There is a significant need to provide for an increasingly safe supply of blood products on a worldwide basis. It is estimated that 50 to 70 million blood donations are made annually, each of which must be screened to help protect the population from significant blood-borne diseases. Chiron, together with Ortho Clinical Diagnostics, a Johnson & Johnson company, is a leading participant in testing blood for the potential presence of infectious agents through the use of immunoassay tests for hepatitis B, C and HIV. Through its recently formed alliance with Gen-Probe Inc. in probe testing, Chiron will significantly expand its business by providing blood banks with the capability to directly test for infectious agents through the use of nucleic acid diagnostic probe technology thereby creating an additional level of safety to the blood supply. Chiron's blood testing business is consistent with the corporate goal of preventing and treating disease through the application of leading-edge technologies to major areas of medical need.


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CHIRON SELLS DIAGNOSTICS TO BAYER
PAGE THREE

REDEFINING CHIRON

Over the past two years Chiron, one of the pioneer companies in biotechnology, has embarked on a number of initiatives to realize value in its non-core businesses and to improve long-term performance. These include the divestiture of specific business segments (Chiron Vision to Bausch & Lomb for $300 million, controls business to BioRad, and its electrophoresis business to Helena Labs), cost improvement programs, the rationalization of manufacturing capacity (the sale of Puerto Rico and St. Louis facilities) and a program to focus R&D activities. Most recently, management has increased the intensity and urgency of the initiatives and has begun establishing a significantly modified strategic direction for the company.

"The initiatives put in place by the company are right," said Lance, "but we need to take them further, both in a sense of urgency and achievement. Our immediate actions are to 1) increase the goals of our operational efficiency program, 2) continue our R&D prioritization process, 3) finalize our new strategic plans, and 4) be prepared to use the assets obtained by our Diagnostics agreement to implement that plan by resourcing internal development and technology, product, and/or company acquisitions."

Chiron Corporation, headquartered in Emeryville, California, is a leading biotechnology company that participates in three global healthcare markets: therapeutics, vaccines, and blood testing. In support of these businesses, Chiron conducts research and development in the fields of biological proteins, gene therapy and combinatorial chemistry.


THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES WHICH MIGHT AFFECT THE INITIATION AND COMPLETION OF THIS TRANSACTION, OF CLINICAL TRIALS AND THE LAUNCH OF PRODUCTS. A FULL DISCUSSION OF CHIRON'S OPERATIONS AND FINANCIAL CONDITION, INCLUDING FACTORS THAT MAY AFFECT ITS BUSINESSES AND FUTURE PROSPECTS, IS CONTAINED IN DOCUMENTS THE COMPANY FILES WITH THE SEC, SUCH AS FORM 10-Q AND 10-K AND 40F REPORTS. THESE DOCUMENTS IDENTIFY IMPORTANT FACTORS THAT COULD CAUSE CHIRON'S ACTUAL PERFORMANCE TO DIFFER FROM CURRENT EXPECTATIONS, INCLUDING THE OUTCOME OF CLINICAL TRIALS, REGULATORY REVIEW, MANUFACTURING CAPABILITIES AND MARKETING EFFECTIVENESS.


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